EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Jeffery A. Bryson VP of Investor Relations ScanSource, Inc. 864 286-4305

SCANSOURCE REPORTS FIRST QUARTER RESULTS

*Sales increase 6% to a record $ 276.5 million

GREENVILLE, SC—October 23, 2003—ScanSource, Inc. (Nasdaq:SCSC), a leading value-added distributor of AIDC (automatic identification and data capture), point of sale and telephony products for the reseller market, today announced financial results for its first fiscal quarter ended September 30, 2003.

For the quarter ended September 30, 2003, net sales increased 6% to $276.5 million compared to $260.6 million for the quarter ended September 30, 2002. Operating income decreased 8% to $9.7 million from $10.5 million for the comparable quarter in 2002. Net income for the quarter ended September 30, 2003 was 2% higher at $6.1 million compared to $6.0 million for the same period last year. Diluted earnings per share was comparable at $0.48 per share for both the current and prior year September quarters. Per share results are based upon 12.681 million and 12.408 million diluted weighted average shares outstanding for the fiscal 2003 and 2002 quarters, respectively, reflecting a 2-for-1 split of the Company’s common stock in January 2003.

“Overall sales growth was very good this quarter led by strong worldwide growth in our AIDC and point of sale business,” said Mike Baur, President and CEO of ScanSource. “Distribution sales for telephony products was also better than expected.”

ScanSource Reports First Quarter Results

Forecast for Next Quarter

The Company announced its financial forecast for the second quarter of fiscal 2004. ScanSource expects net revenues for the December quarter could range from $250 million to $270 million.

Safe Harbor Statement

This news release contains comments that are “forward looking” statements that involve risks and uncertainties; these statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Any number of important factors could cause actual results to differ materially from anticipated results. For more information concerning factors that could cause such a difference, see the company’s annual report on Form 10K filed with the Securities Exchange Commission.

About ScanSource

ScanSource, Inc. is the leading international distributor of specialty technology products, including automatic identification and data capture (AIDC) and point-of-sale (POS) products through its ScanSource sales unit; Avaya voice, data and converged communications products through its Catalyst Telecom sales unit; and converged communications products through its Paracon sales unit.

ScanSource provides both value-added distribution sales and partner services to technology resellers. The Company has two distribution segments: one serving North America from the Memphis distribution center, and an international segment currently serving Latin America and Europe. Founded in 1992, the Company markets products from more than 60

ScanSource Reports First Quarter Results

technology manufacturers to over 15,000 value-added technology resellers and is committed to empowering them with tools and services designed to help them grow. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.

ScanSource Reports First Quarter Results

SCANSOURCE, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2003 (unaudited)	June 30, 2003
Assets
Current Assets
Cash	$1,239	$2,565
Trade & notes receivable, net	138,648	129,105
Other receivables	2,551	4,420
Inventories	156,568	152,261
Prepaid taxes	—	870
Prepaid expenses and other assets	1,485	869
Deferred income taxes	9,498	9,498

Total current assets	309,989	299,588
Property and equipment, net	26,450	27,270
Goodwill	9,801	9,841
Other assets including, identifiable intangible assets	7,465	7,648

Total assets	$353,705	$344,347

Liabilities and Shareholders’ Equity

Current Liabilities
Accounts payable	$149,886	$151,389
Current portion of long-term debt	890	914
Accrued expenses and other	11,867	12,308

Total current liabilities	162,643	164,611
Deferred tax liability	1,673	1,673
Borrowings under revolving credit facility	22,114	18,118
Long term debt	7,188	7,385

Total liabilities	193,618	191,787
Minority interest	1,155	1,673

Shareholders’ Equity
Common stock	58,442	56,706
Retained earnings	97,386	91,306
Accumulated other comprehensive income	3,104	2,875

Total shareholders’ equity	158,932	150,887

Total liabilities and shareholders’ equity	$353,705	$344,347

ScanSource Reports First Quarter Results

SCANSOURCE, INC.

CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

	Quarter ended September 30,
	2003	2002
Net sales	$276,474	$260,603
Cost of goods sold	245,630	230,408

Gross profit	30,844	30,195

Selling, general and admin. expenses	18,884	19,677
ChannelMax restructuring charge	2,275	—

Total operating expenses	21,159	19,677

Operating income	9,685	10,518

Other expense (income):
Interest expense	343	693
Interest income	(161)	(304)
Other (income) expense	(166)	205

Other expense, net	16	594

Income before income taxes	9,669	9,924

Provision for income taxes	3,589	3,933

Net income	$6,080	$5,991

Per share data:
Basic earnings per share:
Net income (a)	$0.50	$0.51

Weighted-average shares outstanding (a)	12,265	11,698

Diluted earnings per share:
Net income (a)	$0.48	$0.48

Weighted-average shares outstanding (a)	12,681	12,408

(a)	All per share amounts have been adjusted to reflect a 2-for-1 split of the Company’s common stock, effected in the form of a 100% common stock dividend paid on January 28, 2003.